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                             DRINKER BIDDLE & REATH
                              1345 Chestnut Street
                           Philadelphia, PA 19107-3496
                            Telephone: (215) 988-2700
                               Fax: (215) 988-2757




                                January 14, 1997


Pegasus Communications Corporation
c/o Pegasus Communications Management Company
5 Radnor Corporate Center, Suite 454
100 Matsonford Road
Radnor, PA  19087

Ladies and Gentlemen:

                  We have acted as counsel to Pegasus Communications Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of (i) 100,000 Units consisting of 100,000 shares of ___% Series A Cumulative Exchangeable Preferred Stock (the "Series A Preferred Stock") and 100,000 Class A Common Stock Purchase Warrants and (ii) ___% Senior Subordinated Exchange Notes, which shall be issuable upon exchange of the Series A Preferred Stock, on a Registration Statement on Form S-1 (including any amendments thereto, the "Registration Statement") (File No. 333-18739) and the Prospectus contained in the Registration Statement (the "Prospectus").

                  In our opinion, the statements in the Prospectus under the caption "Certain Federal Income Tax Considerations," to the extent they constitute matters of law or legal conclusions, are accurate in all material respects.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption "Legal Matters" in the Prospectus.

                                    Very truly yours,


                                    /s/ Drinker Biddle & Reath
                                    -----------------------------------
                                    DRINKER BIDDLE & REATH